3-20-08

AMENDMENT TO

MASTER SERVICES AGREEMENT

AMENDMENT made as of the 1st day of October, 2008 and effective as of August 1, 2007, between COMMONWEALTH INTERNATIONAL SERIES TRUST, a Massachusetts business trust (the “Trust”) and CITI FUND SERVICES OHIO, INC., an Ohio corporation, formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), to that certain Master Services Agreement, dated as of November 1, 2006, between the Trust and Citi (as amended and in effect on the date hereof, the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain administration, fund accounting and transfer agency services for the investment portfolios of the Trust (individually referred to herein as a “Fund” and collectively as the “Funds”);

WHEREAS, the Agreement provides that Citi may perform such other services for the Trust or the Funds as are mutually agreed upon by the parties from time to time, for amounts that are mutually agreed upon by the parties;

WHEREAS, Citi and the Trust wish to enter into this Amendment to the Agreement in order to provide for performance reporting services;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Citi hereby agree as follows:

1.

Amendments.

(a)

Schedule B of the Agreement shall be amended by adding the following to the end thereof:

“32.  From time to time, upon request of the Trust, provide performance reporting services (“Performance Reporting Services”) consisting of one or more of the following:

(a)

Creation of templates for the Management’s Discussion of Fund Performance (“MDFP”) section of the annual or semi-annual report;

(b)

Creation of templates for, and typesetting of, the annual and semi-annual reports, including the financial statements;

(c)

Population of the templates with data obtained from third parties, and coordination with third parties responsible for the review of the MDFP; and

(d)

Coordination with the print vendor for final printing of the annual and semi reports; and

(e)

Creation of templates for, and preparation of reports to the Trust’s Board.”

(b)

Schedule F of the Agreement is hereby amended by adding the following  to the end thereof:

“As compensation for the Performance Reporting Services provided from  time to time, the Trust shall pay the fees and rates agreed upon at the time a request is made for such Performance Reporting Services.  Citi shall provide the Trust with a proposal approximately six (6) weeks prior to the end of the Trust’s fiscal year, and the Trust shall advise Citi of the Trust’s acceptance of such proposal within two (2) weeks of submission thereof.  A quote shall be provided upon request and shall be based upon the following schedule of fees:

Creative Direction and Design
Creation/Design of Cover Artwork	$500.00	Flat fee
Creation/Design of Book Style	$1,000.00	Flat fee

Editorial Services

Freelance writing services can be acquired to write the Chairman's Letter, Shareholder Letter and Management’s Discussion of Fund Performance sections.  These services are supplied by freelance writers and their fees are in addition to Citi’s fees.  These fees are listed below:

Preparation of Chairman's Letter/Shareholder Letter – Interview with Chairman (or other officer) -Topics include performance, strategy, outlook, news. Fee includes one draft letter (estimated 1300 to 1700 words) and one set of revisions per client comments.	$1,250.00

Preparation of Management’s Discussion of Fund Performance - Interview with Fund Manager via telephone or email. Fee includes one draft fund write up (estimated 425 words) and one set of revisions per client comments. Amount quoted is per fund.	$425.00

Coordination Charges

The Coordination charges include the following services:  Coordination with all Citi internal and external contacts (Citi Research and Financial Administration, Investment Adviser and/or portfolio managers to provide all required research data; Distributor Compliance to ensure FINRA-related review, approval and filing (if necessary); Fund Counsel; Fund independent registered public accounting firm); all editorial services and coordination with the print vendor to verify that the client-requested stylistic criteria has been met.

Chairman's/Shareholder Letter and 1 Fund	$3,000	Flat fee
Each additional Fund	$500	Per Fund

Typesetting - Initial Composition
New set page (from disk)	$45.00	per page
New set page (from hardcopy)	$45.00	per page
Quick Turnaround (QTA)/Rush Charges	$15.00	per page in addition to new set charge
Quick Turnaround (QTA)/Rush Charges Graphs	$20.00	per page in addition to new set charge

Typesetting - Changes to Existing Composition
Author alterations - includes 5 alteration cycles - additional cycles will be charged at $15.00	$90.00	per page
Additional Alteration cycles billed outside the allotted 5 cycles	$15.00	per page
Quick Turnaround (QTA)/Rush Charges	$30.00	per page in addition to Author alteration charge

Charting
New Chart	$65.00	per chart
Author alterations to charts - includes 2 alteration cycles - additional cycles will be charged at an additional $15.00	$25.00	per chart 2 alteration cycles
Additional Alteration cycles billed outside the allotted 2 cycles	$15.00
Quick Turnaround (QTA)/Rush Charges	$20.00	per page in addition to Author alteration”

2.

Representations and Warranties.

(a)

The Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.

(b)

Citi represents that it has full power and authority to enter into and perform this Amendment.

3.

Miscellaneous.

(a)

This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)

Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)

Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)

This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

COMMONWEALTH INTERNATIONAL SERIES TRUST

By: /s/ Robert Scharar

Name: Robert Scharar

Title: President

CITI FUND SERVICES OHIO, INC.

By: /s/ Fred Naddaff

Name: Fred Naddaff

Title: President